Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 8, 2023, with respect to the financial statements and financial highlights of Davis Value Portfolio, Davis Financial Portfolio, and Davis Real Estate Portfolio (each a separate series of Davis Variable Account Fund, Inc.), incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Third-Parties Receiving Portfolio Holdings Information” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
Minneapolis, Minnesota
April 28, 2023